Exhibit 10.1

The NASDAQ OMX Group, Inc.

Executive Corporate Incentive Plan

(Effective January 1, 2015)

Article 1.	Establishment and Purpose

1.1 Establishment of the ECIP. The NASDAQ OMX Group, Inc., a Delaware corporation (the “Company” or “Nasdaq”), hereby establishes The NASDAQ OMX Group, Inc. Executive Corporate Incentive Plan (the “ECIP” or the “Plan”).

1.2 Approval. Upon approval by the Board of Directors, the ECIP shall be effective as of January 1, 2015 (the “Effective Date”) and shall remain in effect until terminated by the Board. Notwithstanding anything herein to the contrary, the ECIP shall be null and void if it is not approved, in a separate affirmative vote of the holders of at least a majority of the shares of the common stock of the Company cast, in person or by proxy, at the first stockholders’ meeting to occur in 2015. Once such approval is obtained, if applicable, the ECIP shall be fully effective as of the Effective Date.

1.3 Purpose. The purpose of the ECIP is to attract, retain, and motivate key executives by providing cash incentive awards to designated executives of the Company, Subsidiaries, and affiliates. The ECIP is designed to further link an executive’s interests with that of Nasdaq’s stockholders. The ECIP is intended to provide cash incentive awards, contingent upon continued employment and meeting certain Company and individual business unit performance goals, to certain key executives who make substantial contributions to the Company. The ECIP also provides that Awards reflect individual performance, subject to Article 5. Awards paid under the ECIP are intended to qualify as performance based compensation deductible by the Company under the qualified performance based exception to Section 162(m) of the Code.

Article 2.	Definitions

As used in the ECIP, the following terms shall have the meanings set forth below:

2.1 “Award” means the actual award earned during a Plan Year by a Participant, as determined by the Committee following the end of the Plan Year.

2.2 “Board” means the Board of Directors of the Company.

2.3 “Cause” means, unless otherwise defined in an employment agreement between the Participant and the Company, (i) the engaging by the Participant in willful misconduct that is injurious to the Company or its affiliates, (ii) the embezzlement or misappropriation of funds or property of the Company or its affiliates by the Participant, or the conviction of the Participant of a felony or the entrance of a plea of guilty or nolo contendere by the Participant to a felony, (iii) the willful failure or refusal by the Participant to substantially perform his or her duties or responsibilities that continues after being brought to the attention of the Participant (other than any such failure resulting from the Participant’s incapacity due to Disability), or (iv) the violation by the Participant of any restrictive covenants entered into between the Participant and the Company or the Company’s Code of Conduct.

2.4 “Code” means the Internal Revenue Code of 1986, as amended, and any final treasury regulations promulgated thereunder.

2.5 “Committee” means the Management Compensation Committee of the Board, which Committee has been designated by the Board to, among other things, administer the ECIP. The Committee shall be composed of not less than the minimum number of persons from time to time required by Section 16 of the Securities Exchange Act of 1934, as amended, and Section 162(m) of the Code, each of whom, to the extent necessary to comply with Section 16 and Section 162(m) only, is a “Non-Employee Director” and an “Outside Director” within the meaning of Section 16 and Section 162(m), respectively, and the minimum number, if any, required by listing rules of The Nasdaq Stock Market.

2.6 “Company” means The NASDAQ OMX Group, Inc., a Delaware corporation (including any Subsidiaries designated to participate in the ECIP), and any successor thereto.

2.7 “Disability” means, unless otherwise defined in an employment agreement between the Participant and the Company, a disability that would qualify as such under the Company’s then current long-term disability plan.

2.8 “Individual Award” means the target award established for each Participant under Article 5 of the ECIP.

2.9 “Participant” means an active employee of the Company, or a Subsidiary, who is employed in an executive capacity, and designated by the Committee to participate in the ECIP during a Plan Year.

2.10 “Payment Date” means the date upon which an Award shall be paid out in accordance with Article 6.

2.11 “Performance Goals” means the goals selected by the Committee for any Plan Year based upon one or more of the Performance Measures, as set forth in Article 5 of the ECIP.

2.12 “Performance Measures” means, unless and until the Committee or Board proposes for stockholder vote and stockholders approve a change in the general Performance Measures set forth herein, the performance criteria upon which the Performance Goal(s) for a particular Performance Period are based; the performance criteria shall be limited to any one or more of the following Performance Measures:

(a)	Earnings before interest and taxes;

(b)	Earnings before interest, taxes, depreciation and amortization;

(c)	Earnings per Share;

(d)	Operating income, net income, net income from operations, revenues, net revenues or net exchange revenues (before or after taxes, and which may take into account or exclude the effect of non-recurring or extraordinary charges and/or expenses);

(e)	Operating or profit margin or net profit (before or after taxes, and which may take into account or exclude the effect of non-recurring or extraordinary charges and/or expenses);

(f)	Revenue growth;

(g)	Share price or total shareholder return;

(h)	Market share;

(i)	Return measures (including without limitation return on assets or net assets, capital, revenue, net revenue, income or net income);

(j)	Cash flow (including without limitation operating cash flow and/or free cash flow);

(k)	Adherence to budget or expense targets;

(l)	Planning accuracy (as measured by comparing planned results to actual results);

(m)	Objectively determinable effectiveness, efficiency, business retention/expansion, business support or other operational or support goals; and

(n)	Business effectiveness survey results or objectively determinable employee engagement or development goals.

Any Performance Measure(s) may be used to measure the performance of the Company as a whole or any business unit, division, department or function of the Company or any Subsidiary, either individually, alternatively or in any combination, and measured over a period of time including any portion of a year, annually or cumulatively over a period of years, calculated based on U.S. generally accepted accounting principles (GAAP) or on a non-GAAP basis, and on an absolute basis or relative to a pre-established target, to a previous year’s or period’s results or to a designated comparison group or company or stock market index, in each case as specified by the Committee.

2.13 “Performance Period” means, in relation to any Award, the Plan Year or other period for which a Participant’s performance is being calculated, with each such period constituting a separate Performance Period.

2.14 “Plan Year” means the Company’s fiscal year, which commences each January 1st and concludes each December 31st.

2.15 “Retirement” means, unless otherwise defined in an employment agreement between the Participant and the Company, a Participant who is eligible to retire from the Company or an Affiliate under the terms of any tax qualified Company retirement plan or, if a Participant is not covered by any such plan, retirement on or after such date as of which the Participant has both attained the age of 55 years and has 10 years of employment with the Company and terminates his employment with the Company other than for Cause or death.

2.16 “Shares” means shares of the common stock, $0.01 par value, of the Company, or such other securities of the Company as may be designated by the Committee from time to time.

2.17 “Subsidiary” has the meaning set forth in Section 424(f) of the Code.

Article 3.	Administration

3.1 The ECIP Administrator. The Committee shall administer the ECIP.

3.2 Administration of the ECIP. The Committee, in its sole discretion, shall determine eligibility for participation in the ECIP, establish the Individual Awards which may be earned by each Participant (which may be expressed in terms of dollar amount, percentage of salary or any other measurement, and which may have, but are not required to have, threshold, target and maximum payouts), establish the terms and conditions of each Award (including the Performance Period and Performance Goal(s) and Performance Measure(s) to be utilized for each Participant, which may be based on individual, Company, Subsidiary and/or business unit performance), calculate, determine and certify each Participant’s level of attainment of such Performance Goals or other terms and conditions, and calculate the Award for each Participant based upon such level of attainment. Except as otherwise herein expressly provided, full power and authority to construe, interpret, and administer the ECIP shall be vested in the Committee, including without limitation to correct any defect, supply any omission or reconcile any inconsistency or conflict in the Plan or any award under the Plan. The Committee has the power to amend or terminate the ECIP as further described herein. The Committee may at any time adopt such rules, regulations, policies, or practices, as, in its sole discretion, it shall determine to be necessary or appropriate for the administration of, or the performance of its respective responsibilities under, the ECIP. The Committee may at any time amend, modify, suspend, or terminate such rules, regulations, policies, or practices.

3.3 Decisions Binding. All determinations and decisions of the Committee as to any disputed question arising under the ECIP, including questions of construction and interpretation, shall be final, binding, and conclusive upon all parties.

3.4 No Liability to Committee Members. No member of the Committee shall be personally liable by reason of any contract or other instrument related to the ECIP executed by such member or on his or her behalf in his or her capacity as a member of the Committee, nor for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each employee, officer, or director of the Company to whom any duty or power relating to the administration or interpretation of the ECIP may be allocated or delegated, against any cost or expense (including legal fees, disbursements and other related charges) or liability (including any sum paid in settlement of a claim with the approval of the Board) arising out of any act or omission to act in connection with the ECIP unless arising out of such person’s own fraud or bad faith.

3.4.1 The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Amended and Restated Certificate of Incorporation or By-Laws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

Article 4.	Eligibility and Participation

4.1 Eligibility. Only active employees of the Company and its participating Subsidiaries who are employed in an executive capacity may be eligible to participate in the ECIP and receive Awards hereunder.

4.2 Participation. Only eligible individuals who are chosen and designated by the Committee to participate in the ECIP with respect to any given Plan Year or other Performance Period may participate in the ECIP for that Plan Year or other Performance Period. The Chief Executive Officer (“CEO”) of the Company, and such other persons as the CEO may designate, shall recommend to the Committee employees (who may include such recommending person) for selection as Participants. Such designated employees shall be so notified in writing or via electronic communication, as soon as is practicable after selection. The Committee may add to or delete individuals from the list of designated Participants at any time and from time to time, at its sole discretion.

4.3 No Right to Participate. No Participant shall at any time have a right to be selected for participation in the ECIP for any Performance Period, despite having previously participated in the ECIP.

Article 5.	Award Determination

5.1 Targets, In General. At the beginning of each Performance Period, but not later than the 90th day of the Performance Period, the Committee shall establish Individual Awards for each Participant, payment of which shall be conditioned upon satisfaction of specific Performance Goals for the Performance Period established by the Committee in writing in advance of the Performance Period, or within such period as may be permitted by regulations issued under Section 162(m) of the Code. Notwithstanding the foregoing, for any Performance Period of less than one year, the Committee shall take the foregoing actions prior to the lapse of 25% of the Performance Period. The payment of an Award, if any, shall be based upon the degree of achievement of the Performance Goals; provided, however, that the Committee may, in its sole discretion, reduce some or all of the amount which would otherwise be payable with respect to an Award. The Committee shall not use its discretionary authority to increase, directly or indirectly, the amount of a payment to any Participant above the maximum Individual Award awarded for such Performance Period.

5.1.1 The Committee, in its sole discretion, may also establish such other additional restrictions or conditions that must be satisfied as a condition precedent to the payment of all or a portion of any Award. Such additional restrictions or conditions shall be established no later than the date the Committee determines the Performance Goal(s) for a Performance Period. Such additional restrictions or conditions need not be performance-based and may include, among other things, the receipt by a Participant of a specified annual performance rating, a vesting requirement of continued employment by the Participant until a date which may be beyond the end of a Performance Period, and/or the achievement of specified performance goals by the Company, business unit or Participant.

5.2 Performance Goals. The Performance Goals established by the Committee for a Performance Period shall be based on one or more Performance Measures.

5.2.1 The Committee is authorized, in its sole and absolute discretion, to adjust or modify the calculation of a Performance Goal for a Performance Period to include or exclude the effect of any one or more of the following occurrences that occur during a Performance Period:

(a)	asset write-downs;

(b)	significant litigation or claim judgments or settlements;

(c)	the effect of changes in tax laws, accounting standards or principles, or other laws or regulatory rules affecting reported results;

(d)	any reorganization and restructuring programs, including without limitation the internal restructuring of departments or units or functions within the Company that significantly affect expense and/or budget targets upon which a Performance Measure is based;

(e)	extraordinary nonrecurring items as described in Accounting Standard Codification Topic 225 (formerly Statement of Financial Accounting Standards 145)(or any successor pronouncement thereto) and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year or period;

(f)	acquisitions, divestitures or sales of significant assets;

(g)	any other specific unusual or nonrecurring events, or objectively determinable category thereof;

(h)	foreign exchange gains and losses; and

(i)	a change in the Company’s fiscal year.

Such inclusion or exclusion shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility.

5.2.2 In the event that applicable tax and/or securities laws change to permit Committee discretion to alter the governing Performance Measures without obtaining stockholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining stockholder approval.

5.3 Payment of Awards. At the time the Performance Goals are established, the Committee shall prescribe a formula to determine the percentage of the Individual Award, which may be payable based upon the degree of attainment of the Performance Goals during the Plan Year. If the minimum Performance Goals established by the Committee are not met, no payment will be made to any Participant. To the extent that the minimum or target Performance Goals are satisfied or surpassed, and upon written certification by the Committee that the Performance Goals have been satisfied to a particular extent, payment of the Award shall be made in accordance with the prescribed formula based upon a percentage of the Individual Award unless the Committee determines, in its sole discretion, to reduce the payment to be made.

5.4 Maximum Award. The maximum Individual Award payable to any Participant for any Performance Period of one year or more shall not exceed the greater of 3% of the Company’s before tax net income or $3 million. The foregoing maximum annual limit shall be prorated with respect to any individual Award payable with respect to a Performance Period that is shorter than one year.

Article 6.	Payment of Awards

6.1 Form and Timing of Payment. Each Participant’s Award shall be paid in one (1) lump sum cash payment, no later than March 15 after the close of the Plan Year in which the Performance Period with respect to the Award ends (such date being hereinafter referred to as the “Payment Date”).

6.1.1 Notwithstanding Section 6.1 above, in the event the Committee had, at the time the Award was made, imposed a vesting requirement of continued employment until a specified date after the Performance

Period before the Award can be paid, the Award shall be paid as soon as practicable after the last to occur of (i) the Payment Date described in Section 6.1, or (ii) the vesting date, but in no event later than March 15 following the close of the Plan Year in which the later of (i) or (ii) occurs.

6.2 Unsecured Interest. No Participant or any other party claiming an interest in amounts earned under the ECIP shall have any interest whatsoever in any specific asset of the Company. To the extent that any party acquires a right to receive payments under the ECIP, such right shall be equivalent to that of an unsecured general creditor of the Company.

6.3 Active Employment. Except as provided in Article 7, no Award shall be paid to any Participant who is not an active employee of the Company or one of its Subsidiaries on the last day of the applicable Performance Period and on the Payment Date or such later date as established in accordance with paragraph 6.1.1.

Article 7.	Termination of Employment

7.1 Termination of Employment Due to Death, Disability, or Retirement. In the event a Participant’s employment is terminated by reason of death, Disability, or Retirement, the Award determined in accordance with Section 5.3 herein shall be reduced to reflect partial participation during the Performance Period through the date of such termination, provided and subject to the Committee’s certification that, with respect to a termination of employment due to Retirement, the applicable Performance Goal(s) for the Performance Period have been met. A reduced Award shall be determined by multiplying said Award by a fraction: the numerator of which shall be the number of days of employment in the Performance Period through the date of employment termination, and the denominator of which shall be the total number of days in the Performance Period. In the case of a Participant’s Disability, the employment termination shall be deemed to have occurred on the date that the Committee determines the Participant to be Disabled. The reduced Award thus determined shall be paid on the Payment Date with respect to the Performance Period as to which such Award relates to the Participant or his beneficiary in accordance with Article 9 hereof.

7.2 Termination of Employment for Other Reasons. In the event a Participant’s employment is terminated for any reason other than death, Disability, or Retirement, all of the Participant’s rights to an Award for the Performance Period then in progress shall be forfeited. However, the Committee, in its sole discretion, may pay a prorated Award for the portion of the Performance Period that the Participant was employed by the Company, computed as determined by the Committee, provided and subject to the Committee’s certification that the Applicable Performance Goal(s) for the Performance Period have been met. The reduced Award thus determined shall be paid on the Payment Date with respect to the Performance Period as to which such Award relates. Notwithstanding the foregoing, in the event a Participant is terminated for Cause, the Participant shall in all events forfeit any Award not already paid.

Article 8.	Rights of Participants

8.1 Employment. The Company intends that the Awards provided under the ECIP be a term of employment and a part of each Participant’s compensation. Participation in the ECIP shall not constitute an agreement (a) of the Participant to remain in the employ of and to render his/her services to the Company, or (b) of the Company to continue to employ such Participant, and the Company may, subject to any applicable employment agreement, terminate the employment of a Participant at any time with or without cause.

8.2 Nontransferability. No right or interest of any Participant in the ECIP shall be assignable or transferable, or subject to any lien, directly, by operation of law or otherwise, including, but not limited to, execution, levy, garnishment, attachment, pledge, and bankruptcy.

Article 9.	Beneficiary Designation and Payment to Persons Other Than the Participant

9.1 Beneficiary Designation. Each Participant under the ECIP may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the ECIP is to be paid in case of his death before he receives any or all of such benefit. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Committee during his lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

9.2 Incapacity. If the Committee shall find that any person to whom any amount is payable under the ECIP is unable to care for his affairs because of incapacity, illness or accident, or is a minor, or has died, then any payment due to such person or his estate (unless a prior claim therefore has been made by a duly appointed legal representative) may, if the Committee so directs, be paid to his spouse, a child, a relative, an institution maintaining or having custody of such person, or any other person deemed by the Committee, in its sole discretion, to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Company therefor.

Article 10.	Amendments

The Committee may amend, suspend or terminate the ECIP at any time; provided that no amendment may be made without the approval of the Company’s stockholders if the effect of such amendment would be to cause outstanding or pending Awards to cease to qualify for the performance-based compensation exception to Section 162(m) of the Code. Notwithstanding the foregoing or any provision of the ECIP to the contrary, the Committee may at any time (without the consent of the Participant) modify, amend or terminate any or all provisions of this ECIP to the extent necessary to ensure that payments under the ECIP are not “deferred compensation” subject to Section 409A of the Code (or, alternatively, conform to the requirements of Section 409A of the Code).

Article 11.	Miscellaneous

11.1 Governing Law. The validity, construction, and effect of the ECIP and any rules and regulations relating to the ECIP and any Award shall be determined in accordance with the laws of the State of Delaware without giving effect to the conflict of law principles thereof.

11.2 Withholding Taxes. The Company shall deduct from all payments under the ECIP any federal, state, local or other taxes required by law to be withheld with respect to such payments.

11.3 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular, and the singular shall include the plural.

11.4 Severability. In the event any provision of the ECIP shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the ECIP, and the ECIP shall be construed and enforced as if the illegal or invalid provision had not been included.

11.5 Rights Not Transferable. A Participant’s rights under the ECIP may not be assigned, pledged or otherwise transferred except, in the event of the Participant’s death, to the Participant’s designated beneficiary or, in the absence of such a designation, by will or by the laws of descent and distribution.

11.6 Costs of the ECIP and Unfunded Plan. All costs of implementing and administering the ECIP shall be borne by the Company. Participants shall have no right, title, or interest whatsoever in or to any investments which the Company may make to aid it in meeting its obligations under the ECIP. Nothing contained in the ECIP, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative or any other person. To the extent that any person acquires a right to receive payments from the Company under the ECIP, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the ECIP.

The ECIP is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.

11.7 Retirement Plans and Welfare Benefit Plans. Except as specified in the employee benefit plan in question, Awards under the ECIP will not be included as “compensation” for purposes of the Company’s retirement plans (both qualified and nonqualified) or welfare benefit plans.

11.8 Nonexclusively. The adoption of the ECIP shall not be construed as creating any limitations on the power of the Board or Committee to adopt such other compensation arrangements, as it may deem desirable for any Participant.

11.9 Successors. All obligations of the Company under the ECIP with respect to Individual Awards and Awards granted hereunder shall be binding upon any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

11.10 Interpretation. The ECIP, the Individual Awards, and Awards are designed and, to the extent determined by the Committee, in its sole discretion, intended to comply with Code Section 162(m), and all provisions hereof shall be construed in a manner to so comply.

11.11 Clawback Policy. Participants and Awards granted hereunder may be subject to the Company’s incentive recoupment policy.